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                                                                     EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                               VICTORIA DIVISION

IN RE:                             (S)
                                   (S)
SOUTHERN MINERAL CORPORATION,      (S)   CASE NO. 99-60359-V2-11
SMC PRODUCTION COMPANY,            (S)   CASE NO. 99-60360-V2-11
AMERAC ENERGY CORPORATION,         (S)   CASE NO. 99-60361-V2-11
BEC ENERGY, INC.,                  (S)   CASE NO. 99-60362-V2-11
SMC ECUADOR, INC.,                 (S)   CASE NO. 99-60363-V2-11
                                   (S)
     Debtors.                      (S)   Jointly Administered Under
                                   (S)   CASE NO. 99-60359-V2-11

                            MODIFICATION TO DEBTORS'

                     SECOND AMENDED PLAN OF REORGANIZATION

                               FILED MAY 2, 2000


                              Dated June 19, 2000
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     The Debtors' Second Amended Plan of Reorganization filed May 2, 2000
("Plan") is hereby amended as follows:

Section 1.  Amendment to Article I.

     Article I.D. of the Plan is deleted in its entirety and replaced by the following Article I.D.:

          The Plan provides for the full satisfaction of Allowed Claims of the Creditor Classes defined below. Unsecured Creditors, other than holders of Debentures, will receive periodic cash payments in the full amount of their Allowed Claims. Holders of Debentures will receive a single cash payment and New Common Stock in exchange for the Debentures. The Bank Secured Claim will be refinanced and paid from the proceeds of the Take-out Loan. The holders of shares of Southern Mineral Common Stock will retain ownership of those shares, subject to a one-for-five reverse stock split.

Section 2.  Amendments to Article III.

(a) Article III.B.2. of the Plan is deleted in its entirety and replaced by the following Article III.B.2.:

          Class 2 - Bank Secured Claims

               The Secured Claims of the Class 2 Creditors shall be fully satisfied in the following manner:

               a. The principal balance of the Bank Secured Claim due and owing on the Effective Date will be paid in full contemporaneous with the funding of the Take-out Loan.

               b. Accrued and unpaid interest computed at the non-default contractual rate of interest on the principal balance of the Bank Secured Claim paid pursuant to a. above, which interest is due and owing at the time that the Bank Secured Claim is paid in full, contemporaneous with the funding of the Take-out Loan.

               c. The following other amounts due and owing with respect to the Bank Secured Claim owed to the Class 2 Creditors and not satisfied as provided in a. and b. above, shall be satisfied by payment made contemporaneous with the funding of the Take-out Loan, except for iv below which shall be satisfied by payment made on or before ten (10) Business Days following the funding of the Take-out Loan:

          i. pre-petition attorneys' fees and expenses in the total amount of $21,973.80;

          ii. pre-petition costs paid post-petition in the total amount of $31,366.49;

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          iii. post-petition attorneys' fees and expenses through May 31, 2000 in the total amount of $126,678.96;

          iv. reasonable post-petition attorneys' fees and expenses from June 1, 2000 until the Bank Secured Claim is paid in full; and

          v. additional post-petition interest of 3.5% (350 basis points) on the principal balance of the Bank Secured Claim in the amount of $1,540.425991 per diem.

        (b) Article III.B.4.b. of the Plan is deleted in its entirety and replaced by the following Article III.B.4.b.:

             Each holder of an Allowed Unsecured Class 4 Claim shall receive a pro rata distribution of the New Common Stock.

        (c) Article III.B.4.c. of the Plan is deleted in its entirety and replaced by the following Article III.B.4.c.:

               Each holder of an Allowed Unsecured Class 4 Claim will receive their pro rata share of the Cash Payment and New Common Stock in an amount determined by multiplying the Cash Payment and the amount of New Common Stock being issued pursuant to the Plan by a fraction the numerator of which is the amount of the Allowed Debenture Claim of each individual debenture holder entitled to a distribution pursuant to the Plan and the denominator of which is the total of all Allowed Unsecured Convertible Debenture Claims.

Section 3.  Amendments to Article IV.

        (a) Article IV.B.2 of the Plan is deleted in its entirety and replaced by the following Article IV.B.2.:

        Amended Articles of Incorporation and Amended ByLaws

        The Amended Articles of Incorporation and Amended ByLaws of the Reorganized Southern Mineral will include any and all amendments necessary to satisfy, implement and give effect to the provisions of the Plan and the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting equity securities. The Amended Articles of Incorporation and Amended ByLaws will be filed in a Plan Supplement. Consistent with the Plan, the Amended Articles of Incorporation shall also include, among other things, a provision authorizing the issuance of the New Common Stock and increasing (prior to giving effect to the 1:5 reverse stock split contemplated by ARTICLE IV.D.3) the authorized Common Stock to 75,000,000 authorized shares of Common Stock.

        (b) Article IV.D.1. of the Plan is deleted in its entirety and replaced by the following Article IV.D.1.:

        Terms of New Common Stock

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               a.   Amount

               After giving effect to the 1:5 reverse stock split contemplated in Article IV.D.3., Reorganized Southern Mineral will issue the New Common Stock representing 78% of the Common Stock on a fully diluted basis as of the Effective Date. In calculating the amount of fully diluted Common Stock, no option or warrant with an exercise price of $1.00 or greater will be included in such computation.

               b.   Authorization

               As of the Consummation Date, the issuance by Reorganized Southern Mineral of the shares of New Common Stock is hereby authorized without further act or action under applicable law, regulation, order or rule.

               c.   Issuance

               The New Common Stock authorized pursuant to Article IV.D.1.b. hereof shall be issued by Reorganized Southern Mineral pursuant to the Plan without further act or action under applicable law, regulation, order or rule.

               d.   Bankruptcy Code Section 1145

               The issuance of the New Common Stock pursuant to the Plan is hereby authorized in accordance with Section 1145 of the Bankruptcy Code.

(c) Article IV.D.3. of the Plan is deleted in its entirety and replaced by the following Article IV.D.3.:

               Reverse Stock Split

               On the Effective Date, Reorganized Southern Mineral will effect a 1:5 reverse stock split in which one share of new Common Stock will be exchanged for every five shares of outstanding Common Stock. In lieu of issuing fractional shares, the number of shares issuable to any stockholder will be rounded downward to the nearest whole share, and no consideration shall be paid in respect of fractional shares.


(d) Article IV.E.2. of the Plan is deleted in its entirety and replaced by the following Article IV.E.2.:

               Board of Directors

               On the Effective Date, the term of the current Board of Southern Mineral will expire. The Board of Reorganized Southern Mineral will initially consist of the following individuals:

i.   Two Incumbent Directors; and

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           ii. Five New Directors whose names will be announced prior to the termination of the Confirmation Hearing.

     Pursuant to the Amended Articles of Incorporation:

            i. the number of directors serving on the Board of Reorganized Southern Mineral will be fixed at seven (7) until the first annual or special shareholders' meeting following the first anniversary of the Effective Date. After the first anniversary of the Effective Date, the number of directors may be increased or decreased by the Board; and

            ii. the term of the initial directors serving on the Board of Reorganized Southern Mineral will be until the first regularly scheduled annual shareholders' meeting following the first anniversary of the Effective Date; and thereafter, directors will be elected annually at the annual meeting of shareholders.

     (e) Article IV.H. of the Plan is deleted in its entirety and replaced by the following Article IV.H.:

          EXCLUSIVITY PERIOD

               Subject in all respects to Section 1121(d) of the Bankruptcy Code, the Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments or modifications of the Plan, through and until the Consummation Date.

Section 4.  Amendment to Article VI.

          Article VI. of the Plan is deleted in its entirety and replaced by the following Article VI.:

          SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

               On or before the Distribution Date, Reorganized Southern Mineral shall issue for distribution in accordance with the provisions of the Plan all of the New Common Stock required for distribution pursuant to the provisions of the Plan. All securities to be issued will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed.

Section 5.  Amendments to Article VII

     (a) Article VII.A. of the Plan is deleted in its entirety and replaced by the following Article VII.A.:

          DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE CONSUMMATION DATE

               Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as

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          of the Distribution Date shall be made on the Distribution Date, or as soon thereafter as practicable. The New Common Stock to be issued under the Plan shall be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed so long as all shares of the New Common Stock are distributed to the appropriate indenture trustee, agent or servicer on the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Consummation Date shall be made pursuant to Articles III, VII, and IX of the Plan.

(b) Article VII.E. of the Plan is deleted in its entirety and replaced by the following Article VII.E.:

     INSTRUCTIONS TO DISBURSING AGENT

               Prior to any distribution on account of an Allowed Class 4 Claim, the Indenture Trustee(s), agent, or servicer of the Debentures shall
          (i) inform the Disbursing Agent as to the amount of properly surrendered Debentures and (ii) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable of the names of the holders of Allowed Class 4 Claims, and the number of shares of New Common Stock to be issued and, distributed to or on behalf of such holders of Allowed Class 4 Claims in exchange for properly surrendered Debentures.

(c) Article VII.I. of the Plan is deleted in its entirety and replaced by the following Article VII.I.:

     CALCULATION OF DISTRIBUTION AMOUNTS OF NEW COMMON STOCK

               No fractional shares of New Common Stock shall be issued or distributed under the Plan or by Reorganized Southern Mineral or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the Allowed Debenture Claim producing the de minimis distribution shall be cancelled and discharged, and shall be of no further force and effect. Upon the allocation of all the whole shares authorized under the Plan, all remaining shares of New Common Stock on account of fractional portions shall be cancelled, and no consideration shall be paid in respect of such cancelled fractional shares.

Section 6.  Amendments to Article IX.

(a) Article IX.C. of the Plan is deleted in its entirety and replaced by the following Article IX.C.:

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     DISTRIBUTION RESERVE

          1. The Disbursing Agent shall withhold the Distribution Reserve from the Cash, New Common Stock, or other property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors or any other party in interest, the Bankruptcy Court shall determine what amount is sufficient to withhold as the Distribution Reserve. The Debtors or any other party in interest may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent shall withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent shall withhold the Distribution Reserve based upon the face amount of such Claim. Nothing in the Plan or herein shall be deemed to entitle the holder of a Disputed Claim to post-petition interest on such Claim and such holder shall not be entitled to any such interest.

            a. In the event that any matter requires approval by the shareholders of the Reorganized Southern Mineral prior to the distribution or cancellation of all shares of New Common Stock from the Distribution Reserve or by the Indenture Trustee, the shares of New Common Stock held by the Disbursing Agent or the Indenture Trustee shall be deemed not to have been issued, for voting purposes only.

            b. If practicable, the Disbursing Agent shall invest any Cash that is withheld as the Distribution Reserve in a manner that shall yield a reasonable net return, taking into account the safety of the investment. Any interest that is earned shall accrue to the benefit of and shall be paid to the Reorganized Debtors quarter annually.

(b) Article IX.D. of the Plan is deleted in its entirety and replaced by the following Article IX.D.:

     DISTRIBUTIONS AFTER ALLOWANCE

               The Reorganized Debtors or the Disbursing Agent, as the case may be, shall make payments and distributions from the Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the Class of Claims to which such holder belongs. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any Cash, New Common Stock, or other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim
          (i) any New Common Stock held in the Distribution Reserve shall become the property of Reorganized Southern Mineral and (ii) any Cash or other property remaining in the Distribution Reserve shall become property of the Reorganized Debtors. All distributions made under this Article IX.D on account

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          of an Allowed Claim shall be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Article IX.D more frequently than once every 180 days or to make any individual payments in an amount less than $25.00

Section 7.  Amendments to Article XIII.

(a) Article XIII.F. of the Plan is deleted in its entirety and replaced by the following Article XIII.F.:

     DISCHARGE OF DEBTORS

               All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties, and, except as otherwise provided herein or in the Confirmation Order. Upon the Consummation Date, so long as the Debtors have distributed the New Common Stock and the Cash Payment to the Indenture Trustee, the Debtors shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, (i) debts, demands and liabilities that arose before the Confirmation Date, (ii) any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of Southern Mineral prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and (iii) all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the Consummation Date occurring.

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Section 8.  Amendments to APPENDIX I-A.

(a) The following definitions on Appendix I-A to the Plan are deleted in their entirety:

          "Additional Shares of Common Stock"
          "Change of Control"
          "Conversion Price"
          "Conversion Rate"
          "Convertible Securities"
          "Effective Price"
          "Extraordinary Common Stock Event"
          "Independent Director"
          "Market Price"
          "Preferred Stock Designation"
          "Redemption Price"
          "Series A Preferred Stock"
          "Trading Period"

(b) The definition of "Distribution Reserve" in Appendix I-A to the Plan is deleted in its entirety and replaced by the following definition of such term:

          Distribution Reserve - the reserve, if any, established and maintained by the Reorganized Southern Mineral, into which the Reorganized Southern Mineral will deposit the amount of Cash, New Common Stock, Common Stock, or other property that would have been distributed on the Distribution Date to holders of (a) Disputed Claims, (b) contingent liquidated Claims, if such Claims are undisputed or not contingent on the Distribution Date, pending
               (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of allowance or (iii) the realization of the contingencies, and (c) unliquidated Claims, if such Claims had been liquidated on the Distribution Date, such amount to be estimated by the Bankruptcy Court or agreed upon by Southern Mineral and the holders thereof as sufficient to satisfy such unliquidated Claim upon such Claim's (x) allowance, (y) estimation for purposes of allowance, or (z) liquidation, pending the occurrence of such estimation or liquidation.

(c) The definition of "Incumbent Director" in Appendix I-A to the Plan is deleted in its entirety and replaced by the following definition of such term:

          Incumbent Director- shall mean each of Thomas R. Fuller and Donald H.
               Wiese, Jr.

(d) The definition of "New Director" in Appendix I-A to the Plan is deleted in its entirety and replaced by the following definition of such term:

          New Director -shall mean each of the following: (a) Thomas A. Hillin and David E. Fite, provided, however, if either or both choose not to serve then the

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               Creditors' Committee shall select one or two, as the case may be,
               Debenture holder(s) (other than from the Bondholder Group) willing to serve and reasonably acceptable to the Debtors prior to June 30, 2000 as a replacement(s), provided further, however, if such a replacement(s) is not timely made the Debtors shall select the replacement(s) from the Debenture holder group; and
               (b) three (3) individuals selected by the Bondholder Group, willing to serve and reasonably acceptable to the Debtors, prior to June 30, 2000.

(e) The following definitions are inserted in alphabetical order in Appendix I-A to the Plan:

          Bondholder Group - shall mean Co-Mac Partners, L.P., Co-Mac Endowment,
               L.P., Co-Mac Int'l, N.V., Co-Mac Opportunities L.P., Jude Z. Nash, IRA, Robert Nash, IRA, Robert Nash and Paul Miller, including their respective insiders as that term is defined in section 101(31) of the Bankruptcy Code.

          New Common Stock - newly authorized and issued shares of Common Stock of the Reorganized Southern Mineral to be issued pursuant to the provisions of Article IV of the Plan.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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Dated: June 19, 2000
       Houston, Texas

                              SOUTHERN MINERAL CORPORATION

                              /s/ Steven H.Mikel
                              --------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


                              SMC PRODUCTION COMPANY

                              /s/ Steven H.Mikel
                              --------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


                              AMERAC ENERGY CORPORATION

                              /s/ Steven H.Mikel
                              --------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


                              BEC ENERGY, INC.

                              /s/ Steven H.Mikel
                              --------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary


                              SMC ECUADOR, INC.

                              /s/ Steven H.Mikel
                              --------------------------------------
                              Steven H. Mikel
                              President, Chief Executive Officer and Secretary

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Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Attorneys for Debtors


By: /s/ H. Rey Stroube, III
   -------------------------
      H. Rey Stroube, III

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